                                                  ------------------------------
FORM 4                                                     OMB APPROVAL
                                                  ------------------------------
                                                  OMB NUMBER  3235-0287
                                                  EXPIRES:  FEBRUARY 1, 2001
                                                  ESTIMATED AVERAGE BURDEN
                                                  HOURS PER RESPONSE ....... 1.0
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(1) OF THE INVESTMENT COMPANY ACT OF 1940

/ / CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person

   Reicher                          Michael                K.
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   (Last)                           (First)             (Middle)

             C/o Halsey Drug Co., Inc. 695 N. Perryville Rd. Bldg. 2
--------------------------------------------------------------------------------
                                    (Street)

   Rockford,                       Illinois              61107
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Halsey Drug Co., Inc.                   Symbol:  HDG
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


          4/00
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     /X/  Director                             / /  10% Owner
     /X/  Officer (give title below)           / /  Other (specify below)
Chief Executive Officer
________________________________________________________________________________

           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED

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
                                                                                                               6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                   2.            3.             Disposed of (D)                 Securities     Form:      7.
                                   Transaction   Transaction    (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                                   Date          Code           ----------------------------    Owned at End   (D) or     Indirect
1.                                 (Month/       (Instr. 8)                     (A)             of Month       Indirect   Beneficial
Title of Security                  Day/          ------------                   or              (Instr. 3      (I)        Ownership
(Instr. 3)                         Year)          Code     V        Amount      (D)    Price    and 4)         (Instr.4)  (Instr. 4)
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


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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                          (over)

                  (Print or Type Responses)     SFC 1474 (3/91)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                       9.           Owner-
                                                                                                       Number       ship
                                                                                                       of           Form
             2.                                                                                        Deriv-       of
             Conver-                      5.                              7.                           ative        Deriv-   11.
             sion                         Number of                       Title and Amount             Secur-       ative    Nature
             or                           Derivative    6.                of Underlying       8.       ities        Secur-   of
             Exer-             4.         Securities    Date              Securities          Price    Bene-        ity:     In-
             cise     3.       Trans-     Acquired (A)  Exercisable and   (Instr. 3 and 4)    of       ficially     Direct   direct
             Price    Trans-   action     or Disposed   Expiration Date   ----------------    Deriv-   Owned        (D) or   Bene-
1.           of       action   Code       of (D)        (Month/Day/Year)          Amount      ative    at End       In-      ficial
Title of     Deriv-   Date     (Instr.    (Instr. 3,    ----------------          or          Secur-   of           direct   Owner-
Derivative   ative    (Month/  8)         4 and 5)      Date     Expira-          Number      ity      Month        (I)      ship
Security     Secur-   Day/     -------    ------------  Exer-    tion             of          (Instr.  (Instr.      (Instr.  (Instr.
(Instr. 3)   ity      Year)    Code  V     (A)   (D)    cisable  Date     Title   Shares      5)       4)           4)       4)
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
    5%
Convertible
  Senior
  Secured                                                                 Common
Debentures   $ 1.404  3/10/98   A          (1)          3/10/98  3/15/03  Stock     213,675              213,675       D
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                                                                          Common
 Warrants    $ 1.404  3/10/98   A          (1)          3/10/98  3/15/05  Stock      32,375               32,375       D
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                                                                          Common
 Warrants    $ 2.279  3/10/98   A          (1)          3/10/98  3/15/05  Stock      31,579               31,579       D
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    5%
Convertible
  Senior
  Secured                                                                 Common
Debentures   $ 1.404  6/12/98   A          (2)          6/12/98  3/15/03  Stock      51,363               51,363       D
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                                                                          Common
 Warrants    $ 1.404  6/12/98   A          (2)          6/12/98  3/15/05  Stock       7,782                7,782       D
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                                                                          Common
 Warrants    $ 2.279  6/12/98   A          (2)          6/12/98  3/15/05  Stock       7,590                7,590       D
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   Non-
 qualified
   Stock                                                                  Common
  Options    $ 2.375  2/19/98   A                         (3)    2/19/08  Stock   1,000,000            1,000,000       D
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    5%
Convertible
  Senior
  Secured                                                                 Common
Debentures   $1.1312   4/1/99   A          (4)           4/1/99  3/15/03  Stock       4,111                4,111       D
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   Non-
 qualified
   Stock                                                                  Common
  Options    $ 1.125  4/12/99   A          (5)           3/8/00   3/8/09  Stock     100,000              100,000       D
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    5%
Convertible
  Senior
  Secured                                                                 Common
Debentures   $2.4250   7/1/99   A          (4)           7/1/99  3/15/03  Stock       1,939                1,939       D
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    5%
Convertible
  Senior
  Secured                                                                 Common
Debentures   $2.3063  10/1/99   A          (4)          10/1/99  3/15/03  Stock       1,789                1,789       D
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   Non-
 qualified
   Stock                                                                  Common
  Options    $ 1.875  2/17/00   A          (5)          2/17/01  2/17/10  Stock     125,000              125,000       D
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    5%
Convertible
  Senior
  Secured                                                                 Common
Debentures   $ 1.722   4/1/00   A          (4)           4/1/00  3/15/03  Stock       1,440                1,440       D
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    5%
Convertible
  Senior
  Secured                                                                 Common
Debentures   $ 1.404  3/10/98   J                (6)    3/10/98  3/15/03  Stock    (106,837)            (106,837)      D
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                                                                          Common
 Warrants    $ 1.404  3/10/98   J                (6)    3/10/98  3/15/05  Stock     (16,187)             (16,187)      D
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                                                                          Common
 Warrants    $ 2.279  3/10/98   J                (6)    3/10/98  3/15/05  Stock     (15,789)             (15,789)      D
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    5%
Convertible
  Senior
  Secured                                                                 Common
Debentures   $ 1.404  6/12/98   J                (6)    6/12/98  3/15/03  Stock     (25,681)             (25,681)      D
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                                                                          Common
 Warrants    $ 1.404  6/12/98   J                (6)    6/12/98  3/15/05  Stock      (3,891)              (3,891)      D
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                                                                          Common
 Warrants    $ 2.279  6/12/98   J                (6)    6/12/98  3/15/05  Stock      (3,795)              (3,795)      D
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

EXPLANATION OF RESPONSES:

(1) Purchased in connection with a private offering on March 10, 1998 consisting of a Convertible Debenture convertible at any time and Stock Purchase Warrants (32,375 shares of which are presently exercisable at $1.404 per share and 31,579 shares of which are presently exercisable at $2.279 per share).

(2) Acquired pursuant to an option exercise in June 1998, consisting of: (i) a Convertible Debenture, convertible at any time, (ii) Warrants to purchase shares of common stock (7,782 shares of which are presently exercisable at $1.404 per share and 7,590 shares of which are presently exercisable at $2.279 per share)

(3) Options vest quarterly, with 62,500 options vesting every quarter effective May 1, 1998.

(4) Certain quarterly interest payments are paid in the form of convertible debentures.

(5)  Options vest 25% annually.

(6) Transferred without consideration of as part of a settlement agreement contained within a QDRO.

By: /s/ Michael K. Reicher                               May 1, 2000
---------------------------------------------            -----------------------
        Michael K. Reicher
        SIGNATURE OF REPORTING PERSON


INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACED PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.